UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 11, 2016

Apollo Education Group, Inc.

(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4025 S. Riverpoint Parkway, Phoenix, Arizona		85040
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 966-5394

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

As we previously disclosed, in June 2016 we received a demand letter from two shareholders to commence a civil action against each of our directors and certain of our current and former officers on grounds of breach of fiduciary duty and other claims. The demand is a condition precedent under applicable Arizona law to the filing of a derivative lawsuit on behalf of Apollo Education Group, Inc. seeking damages from directors and officers for breach of fiduciary duties. On July 11, 2016, we learned that, prior to the expiration of the required 90-day waiting period, the shareholders filed a derivative complaint in the Superior Court of Arizona, captioned Kevin J. Guinan et. al. v. Apollo Education Group, Inc. et. al., Case Number CV2016-005901, seeking relief from the waiting period requirement and damages from directors and officers for alleged breach of fiduciary duties, unjust enrichment, abuse of control and corporate waste relating to recruitment practices, false claims, our new student classroom, share repurchases and other matters. The complaint also seeks an order to terminate or postpone our proposed merger with a subsidiary of AP VIII Queso Holdings, L.P. We are evaluating the complaint.

The information in Item 8.01 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Apollo Education Group, Inc.

July 14, 2016	By:	/s/ Gregory J. Iverson
Name: Gregory J. Iverson
Title: Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer